EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into effective this 24th day of August, 1998 by and between Daniel L. Korpolinski (the "Employee") and COPLEY PHARMACEUTICAL, INC. ("Company"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, the Company wishes to employ Employee as President and Chief Executive Officer of the Company; and
     WHEREAS, Employee and the Company desire to enter into an Agreement to provide for Employee's employment as President and Chief Executive Officer with the Company as described in Exhibit A which is incorporated herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. Employment; Duties. During the term of the Employment Period (as defined in Section 2), and subject to the terms and conditions hereof, the Company shall employ the Employee as President and Chief Executive Officer and the Employee shall perform such duties for the Company as are incident to such position, together with such other duties, consistent with Employee's knowledge, experience and position with the Company, as he may be reasonably requested to perform by the Company from time to time in connection with such employment. In addition, the Company will undertake its best efforts to nominate and elect Employee a Company Director to serve on the Company's Board of Directors.

         Employee accepts such employment, and agrees to render the services described herein and to devote his entire available business time, effort, skill and attention to promote the best interests of the Company.

     2. Employment Period. The term of this Agreement shall commence on the effective date of this Employment Agreement, and shall end on the date two (2) years after such date, unless sooner terminated pursuant to Section 5 hereof. Thereafter, this Agreement shall automatically be renewed for successive periods of one (1) year, unless the Company shall have given the Employee not less than six (6) months' written notice of non-renewal and shall pay the Employee the Severance Payments (as defined below) that would be payable if Employee's employment were terminated in accordance with Section 5.4 hereof. The term "Employment Period" shall mean the period of the Employee's employment with the Company hereunder.

     3. Salary. As compensation for the services to be rendered by Employee during the Employment Period, the Company shall pay Employee the base annual salary of $300,000, payable periodically consistent with the Company's normal payroll practices, less such deductions and amounts to be withheld therefrom as may be required under applicable law. The Base Salary may be increased from time to time as agreed upon by the Company and Employee.

     4. Other Benefits and Terms of Employment. During the Employment Period, the following benefits and other terms of employment shall also apply:

         (a) Expenses. The Company shall reimburse Employee for customary and necessary expenses reasonably incurred by Employee in the course of performing those duties which are incident to his position or which he has been requested to perform by the Company, all in accordance with the Company's normal reimbursement policies. In addition, at the time of commencement of employment, the Company shall pay Employee $50,000, net of income taxes, for relocation and housing allowance.

         (b) Bonus. Employee shall receive such annual or other bonuses as may, from time to time, be approved by the Company's Board of Directors, based upon various factors reviewed by the Board and based on the achievement of the objectives determined by the Board. Such bonuses are entirely within the discretion of the Board and the Company. Employee shall also participate in such other incentive compensation programs, if any, as the Company may establish for key employees. The foregoing notwithstanding, for each of the Company's 1998 and 1999 fiscal years, Employee shall be entitled to a bonus of 30% of his base pay, payable within three months of the fiscal year close, as follows:
                                                     (i) For  fiscal  year 1998,
                                    the bonus will be pro-rated based upon achievement of the following:

                  (x) Objectives (50%)
o Completion of a 1999 Business Plan acceptable to Board of Directors by 11/30/98 o Completion of meetings with all of Copley's key customers by 12/31/98
o Completion of meetings with those key financial analysts who follow Copley by 12/31/98
o Improvement in Company morale demonstrated through employee turnover rate reduction and effective Company-wide "town meetings" and

                  (y) Achievement of Copley's existing 1998 EPS Plan (50%)
                                                     (ii) For fiscal  year 1999,
                                    the bonus will be upon achievement of the Company's 1999 Business Plan, which will include specific targets such as EPS, ANDA submissions, and certain discrete projects to be mutually agreed upon with the Board of Directors

         (c) Options. At the discretion of the Board of Directors, Employee shall be eligible to receive periodic grants of stock options to purchase shares of the Company's Common Stock. Upon commencement of employment, Employee shall be entitled to receive options to purchase 150,000 shares at the closing price of the shares on the effective date of this agreement. Any options to be granted shall be subject to an appropriate option agreement in the form normally used by the Company with respect to its key employees. The initial grant of options shall have 37,507 shares vest on the effective date of this agreement and 4,891 shares vest monthly for each of the succeeding 23 months.

         (d) Insurance, Other Benefits. Employee shall participate in employee health, hospitalization, disability, group-term life, vacation, and other benefit programs on the same basis as that of other Company executives. In addition, Employee shall be entitled to such other benefits as may be generally maintained or provided by the Company for the benefit of other employees. Employee has been given copies of the Company's current insurance and employee benefit plans.

     5.  Termination.

         5.1 General. The Employment Period shall terminate prior to its scheduled expiration set forth in Section 2 upon the earliest of the following:
(i) the Employee's death, (ii) a determination that Employee has become disabled, as defined in Section 5.2, (iii) termination "for cause" under the provisions of Section 5.3, or (iv) termination without cause as provided in
Section 5.4.

         5.2 Disability. Employee shall be regarded as "disabled" for purposes of this Agreement if s/he has been unable to render the services required for him/her hereunder, in a manner consistent with past practice, for a period of four (4) consecutive months or for any period in the aggregate of eight (8) months in any twelve (12) month period because of a serious and continuing health impairment; provided, however, that thirty (30) days' prior notice of termination for disability shall be given to Employee.

     If the Employee dies during the Employment Period (without regard to the Company's right to terminate this Agreement thereupon), or if the Company exercises its right to terminate the Employee under this Section 5.2, then in each such case the Employee or his estate shall be entitled to the same payments and other benefits as are provided in the event of termination pursuant to
Section 5.4 (including without limitation the acceleration of Employee's stock options as provided in Section 5.4).

         In the event that there should be any dispute between Employee and the Company as to whether Employee is "disabled" within the meaning of this Agreement or as to whether Employee has recovered from any such disability, such matter shall be conclusively determined by the written report of a physician acceptable to the Board and Employee (or, if they cannot reach agreement, by a physician chosen by the Company's doctor and the Employee's doctor), who shall set forth in his report the nature and seriousness of the impairment suffered by Employee and the likely effect of such impairment on Employee's future ability to render the services required hereunder. Employee agrees to submit to examination by any such physician to the extent reasonably requested by the Board for the purpose of ascertaining the extent of Employee's disability or recovery therefrom and the parties agree that any determination with respect to Employee's disability may be conclusively resolved in the sole judgment of the Board if Employee should fail to comply with any reasonable request by the Board to submit to such an examination.

         5.3 For Cause. The Company may terminate the Employment Period and discharge Employee for cause upon giving thirty (30) days (five (5) days in the case of sub-paragraph (iv) below) written notice to Employee of such termination. Regardless of any broader definition of "cause" which might otherwise apply under applicable law, the term "for cause" as used herein shall be defined to include only one or more of the following grounds: (i) misappropriation by Employee of any material amounts of money or other assets or property (tangible or intangible) of the Company; (ii) the Employee's willful refusal to perform reasonable assignments given to Employee commensurate with such Employee's status, functions or responsibilities as a key employee, provided, that (x) such refusal is material and repetitive, and (y) the Employee shall have been given reasonable notice and explanation of such refusal, and reasonable opportunity to cure such refusal, and no cure has been effected within a reasonable time after notice; (iii) conviction of Employee of a felony; or (iv) a breach of any of the provisions of Section 6 hereof, provided the Employee shall have been given reasonable notice and explanation of such refusal, and reasonable opportunity to cure such refusal, and no cure has been effected within a reasonable time after notice.

         5.4 At the Election of the Company for Reasons Other than For Cause. The Company may terminate the Employee's employment hereunder at any time during the term of this Agreement without cause by giving ninety (90) days' advance written notice to the Employee of an election to terminate.

     In the event the Company exercises its right to terminate the Employee under this Section 5.4, the Company agrees to pay the Employee (i) a lump sum severance or termination payment equal to the greater of (x) one year's Base Salary at the then current rate or (y) the Base Salary payable for the remaining term under this Agreement, (ii) medical and other health insurance benefits for the severance period set forth in (i) above; and (iii) the pro rata portion of any bonus to which the Employee is otherwise entitled (the "Severance Payments"). Such Severance Payments shall be payable on the Employee's last date of employment hereunder and shall be subject to all applicable federal and state withholding and other taxes.

     In addition, notwithstanding anything to the contrary contained in any stock option agreement between the Employee and the Company, if the Company exercises its right to terminate the Employee under this Section 5.4, then all stock options then held by the Employee shall automatically accelerate and become fully exercisable as of the date on which the Employee receives notice of termination. Such stock options shall remain fully exercisable until the close of business on the 60th day after the last day of the Employee's employment with the Company hereunder. The Company shall take any and all actions necessary to effect the provisions of this paragraph.

     It shall be deemed to be a termination "without cause" if the Employee's responsibilities and executive authority are reduced or diluted in any material respect without the Employee's consent (which reduction or dilution is not corrected by the Company within 30 days following written notification by Employee to the Company that Employee intends to terminate his employment for such reason) or the Employee is relocated to another Company office or facility more than 50 miles from Canton, Massachusetts without the Employee's consent.

     In the event that Employee would, except for the remainder of this Section, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any successor provision that may be in effect, as a result of "parachute payments" (as that term is defined in Section 280G(b)
(2) (A) and (d) (3) of the Code) made pursuant to this Agreement, or a deduction would not be allowed to the Company for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times Employee's base amount," (as that term is defined in Section 280G(b)(3)(a) and (d)(1) and (2) of the Code) to the end that Employee is not subject to tax pursuant to such Section 4999 and no deduction is disallowed by reason of such Section 280G (a). To achieve such required reduction in aggregate present value, Employee in his sole discretion shall determine what item(s) constituting the parachute payments shall be reduced, eliminated or postponed, the amount of each such reduction, elimination or postponement, and the period of each such postponement. To enable Employee to make such determination, the Company shall be required to provide Employee with such information as is reasonably necessary for such determination.

     Prior to the making of any payment under this Section, either party may request a determination as to whether such payment would constitute a "parachute payment," and, if so, the amount by which the payment must be reduced in accordance herewith. If such a determination is requested, it shall be made promptly, at the Company's expense, by independent tax counsel selected by the Employee and approved by the Company (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. The Company shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at the Company's expense to the extent that they deem necessary or advisable to enable them to reach a determination.

         5.5 Effect of Termination. Notwithstanding any termination of the Employment Period, the Company shall promptly pay Employee any amounts due to Employee with respect to all accrued but unpaid salary and accrued but unused vacation time to the date of termination. If Employee is deceased, such payments shall be made to such individual or entity as Employee may have designated in writing submitted to the Company or, in the absence of such written designation, to Employee's estate.

     6. Covenants of the Employee. In consideration of the Employee's continued employment with the Company, Employee hereby agrees that:

         6.1 Noncompetition Covenant. During the Employment Period and for one additional year thereafter the Employee will not, whether alone or as a partner, officer, director, consultant, principal, distributor, representative, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity which is competitive with the products, services being marketed, distributed or developed by the Company. The foregoing prohibition shall not prevent employment or engagement by any company or business organization not engaged in such business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters directly or indirectly related to the products, services or strategy being developed, manufactured or marketed by the Company. Ownership of less than five percent (5%) of the outstanding shares of a company whose stock is publicly traded shall not be a violation of this provision. If the Employee is terminated without "cause" (as defined herein), the provisions of this Section 6.1 shall not apply unless the Company shall have promptly made the payments required to be made by it pursuant to Section 5.4 hereof.

         6.2 Nonsolicitation. During the Employment Period and for one additional year thereafter the Employee will not, directly or indirectly, either for himself or for any other commercial enterprise, solicit, or attempt to solicit, any of the Company's customers, business or prospective customers. For the purpose of this Agreement, "prospective customers" shall include those customers who have been solicited by the Company within one year before the date Employee's employment with the Company terminated. Furthermore, during such period, the Employee will not solicit any employee of the Company for the retention of such Company employee for any commercial enterprise, other than for the Company, nor recruit, solicit, attempt to recruit or solicit, hire, or attempt to hire any such Company employee for any other commercial enterprise, whether or not such enterprise may be a competitor of the Company.

         6.3 Nondisclosure Obligation. The Employee will not at any time, whether during or after the term of this Agreement, and regardless of any early termination thereof, for any reason whatsoever (other than to promote and advance the business of the Company), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets, proprietary rights or confidential business information concerning the Company, including but not limited to its research and development activities, product designs, prototypes, technical specifications, processes, formulae, inventions, methods and memoranda, know-how and know-how, marketing plans and strategies, pricing and costing policies, customer and supplier lists and accounts, and business, finances or financial information of the Company so far as they have come and may come to the Employee's knowledge, except as may be required in the ordinary course of performing his/her duties as an Employee. These restrictions shall not apply to: (i) information that may be disclosed generally or is in the public domain through no default of the Employee; (ii) information received from a third party who has not violated its own confidentiality obligation to the Company; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. The Employee shall keep secret all matters of such nature entrusted to him/her and shall not use or disclose any such information in any manner which causes loss to the Company.

         6.4 Assignment of Inventions. It is expressly understood and agreed that any and all right, title and interest of the Employee in any inventions, discoveries and patent rights conceived or developed by the Employee during the term of this Agreement (and thereafter if Employee remains an employee of the Company) which relate to or arise out of his employment services rendered to the Company are "works for hire" and are hereby assigned to the Company by the Employee and shall be the sole and exclusive property of the Company.

         6.5 Reformation of Agreement. In the event that any of the covenants contained in this Section 6 may be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or otherwise, the parties hereto expressly authorize such court to exercise its discretion in reforming any such covenant to the end that Employee shall be subject to the greatest extent permissible to confidentiality and noncompetition covenants that are reasonable under the circumstances enforceable by the Company, and consistent with the Company's legitimate interests (acknowledged by the parties) in protecting the Company's goodwill associated with the experience, skills, and loyalty of Employee and with protecting the value of the business and assets of the Company.

         6.6 Injunctive Relief. In the event of a breach or threatened breach by Employee of any of the covenants contained in this Section 6, Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach.

     7. Indemnification. The Company hereby agrees to defend and indemnify Employee to the maximum extent permitted by applicable law against all costs, charges, and expenses incurred or sustained by him in connection with any action, suit, or other proceeding to which he may be a party by reason of his being an employee of the Company or by reason of any action taken or omitted to be taken in good faith by Employee in such capacity, to the extent that Employee's actions or omissions are consistent with and not in breach of the provisions of this Agreement. The provisions of this Section 7 shall not be interpreted to limit any right to indemnification that the Employee may have under the Certificate of Incorporation or By-laws of the Company, by contract or otherwise or under applicable law.

     8. Nonassignability. This Employment Agreement may not be assigned by either Company or Employee, except that, with the Employee's consent (which may not be unreasonably withheld), the Company may assign its rights under this Agreement to any affiliated corporation by means of assignment, merger, or otherwise; and no such assignment shall impair the rights or obligations of the parties as provided herein.

     9.  Miscellaneous.

         9.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by overnight courier service or facsimile transmission, or dispatched by certified mail to the parties at the following addresses or to such other address for a party as such party may have designated to the other in a prior notice given in accordance herewith:

              (a) If to the Company, to:

                  Copley Pharmaceutical, Inc.
                  25 John Road
                  Canton, MA  02021
                      Attention: General Counsel
                  Fax:  (781) 575-7374

              (b) If to Employee, to:

                  Mr. Daniel L. Korpolinski
                  c/o  Copley Pharmaceutical, Inc.
                  25 John Road
                  Canton, MA  02021


         9.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof and supersedes any prior understandings and agreements relating to the terms of the Employee's employment by the Company.

         9.3 Amendments; Waivers. This Agreement may be amended, modified, superseded, or canceled and the terms or covenants hereof may be waived, only by a written instrument specifically referring to this Agreement and executed by both of the parties hereto, or, in the case of a waiver, by the party entitled to the benefit of such provision. The failure of the Company at any time or from time to time to require performance of any Employee's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

         9.4 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement should not be affected thereby.

         9.5 Governing Laws; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such Commonwealth. The Company consents to personal jurisdiction in the State of California and agrees not to raise a defense of forum non conviens. In any dispute between the Company and the Employee, the prevailing party shall be entitled to recover its attorney's fees and expenses.

         9.6 Headings. The section headings contained in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                                    (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on this date first written above, effective as of such date.


                           EMPLOYEE:


                           ---------------------------------
                           Daniel L. Korpolinski
                           Social Security # COPLEY PHARMACEUTICAL, INC.

                           By: _____________________________


                           Title: __________________________